SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ________________

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                ________________

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
          AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER
                       THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 1)

                        China Holdings Acquisition Corp.
                                (Name of Issuer)

                         Common Stock, $0.001 Par Value
                         (Title of Class of Securities)

                                    16942N106
                                 (CUSIP Number)

                                December 31, 2009
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

         [  ] Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [  ] Rule 13d-1(d)

___________

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A

CUSIP No. 16942N106                                               PAGE 2 OF 9


______________________________________________________________________________
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                         Polar Securities Inc.
______________________________________________________________________________
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)  [X]
                                                         (b)  [ ]
______________________________________________________________________________
(3)      SEC USE ONLY
______________________________________________________________________________
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                      Canada
______________________________________________________________________________

NUMBER OF         (5)      SOLE VOTING POWER
                                        -0-
SHARES                     ___________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                        -0-
OWNED BY                   ___________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                        -0-
REPORTING                  ___________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                        -0-
______________________________________________________________________________
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                        -0-
______________________________________________________________________________
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [   ]
______________________________________________________________________________
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                        0%
______________________________________________________________________________
         (12)     TYPE OF REPORTING PERSON
                                       IA
______________________________________________________________________________

Schedule 13G/A

CUSIP No. 16942N106                                                PAGE 3 OF 9


______________________________________________________________________________
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            North Pole Capital Master Fund
______________________________________________________________________________
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  [X]
                                                 (b)  [   ]
______________________________________________________________________________
(3)      SEC USE ONLY
______________________________________________________________________________
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                               Cayman Islands
______________________________________________________________________________

NUMBER OF         (5)      SOLE VOTING POWER
                                                -0-
SHARES            ___________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                                -0-
OWNED BY          ___________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                                -0-
REPORTING         ___________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                                 0-
______________________________________________________________________________
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                                 -0-
______________________________________________________________________________
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [   ]
______________________________________________________________________________
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                                  0%
______________________________________________________________________________
         (12)     TYPE OF REPORTING PERSON
                                                  CO
______________________________________________________________________________

 Schedule 13G/A

CUSIP No. 16942N106                                             PAGE 4 OF 9

ITEM 1(a).   NAME OF ISSUER:

             China Holdings Acquisition Corp. (the "Company")

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             1000 N. West Street
             Suite 1200
             Wilmington, Delaware 19801


ITEMS 2(a), 2(b) and 2(c).   NAME OF PERSON FILING, ADDRESS OF PRINCIPAL
BUSINESS OFFICE AND CITIZENSHIP:

          This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

               (i) North Pole Capital Master Fund ("North Pole"), a Cayman Islands exempted company, with respect to the Shares (defined in item 2(d) below) reported in this Schedule 13G/A directly owned by it.

               (ii) Polar  Securities  Inc.  ("Polar  Securities"),   a  company
                    incorporated under the laws on Ontario, Canada, with respect to the Shares reported in this Schedule 13G/A directly owned by North Pole and certain discretionary accounts managed by Polar Securities.

The citizenship of each of the Reporting Persons is set forth above.

The address of the principal business office of each of the Reporting Persons is 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $0.001 Par Value (the "Shares")

ITEM 2(e).  CUSIP NUMBER:     16942N106

Schedule 13G/A

CUSIP No. 16942N106                                                PAGE 5 OF 9


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer  registered under Section 15 of
                          the Act;

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act;

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

                  (d) [ ] Investment Company registered under Section 8 of the
                          Investment Company Act of 1940;

                  (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

                  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] Parent Holding Company, in accordance with Rule
                          13d-1(b)(ii)(G);

                  (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX. [x]

Schedule 13G/A

CUSIP No. 16942N106                                                PAGE 6 OF 9

ITEM 4.   OWNERSHIP.

          Polar Securities Inc. serves as the investment manager to North Pole and a number of discretionary accounts with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G/A.

          Each  of  the  Reporting   Persons  hereby  disclaims  any  beneficial
ownership of any such Shares.

           A.  Polar Securities

               (a) Amount beneficially owned:  0

               (b) Percent of class: 0% (all percentages herein are based on 16,000,000 Shares reported to be outstanding as of October 31, 2009 as reflected in the Form 10-Q filed by the Company on November 16, 2009).

               (c) Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote:  0 Shares.

                  (ii)   shared power to vote or to direct the vote:  0 Shares.

                  (iii)  sole power to dispose or to direct the disposition of:
                         0 Shares.

                  (iv) shared power to dispose or to direct the disposition of: 0 Shares

           B.   North Pole

               (a) Amount beneficially owned:  0

               (b) Percent of class:  0%

               (c) Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote:  0 Shares.

                  (ii)   shared power to vote or to direct the vote:  0 Shares.

                  (iii) sole power to dispose or to direct the disposition of: 0 Shares.

                  (iv) shared power to dispose or to direct the disposition of: 0 Shares

Schedule 13G/A

CUSIP No. 16942N106                                               PAGE 7 OF 9


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           See Item 4.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not applicable.

ITEM 10.   CERTIFICATION (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A

CUSIP No. 16942N106                                              PAGE 8 OF 9


                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  February 16, 2010                    Polar Securities Inc.

                                             /s/ Paul Sabourin
                                             -----------------
                                             Paul Sabourin
                                             Chief Investment Officer

                                             North Pole Capital Master Fund
                                             By:  Polar Securities Inc.

                                             /s/ Paul Sabourin
                                             -----------------
                                             Paul Sabourin
                                             Chief Investment Officer

Schedule 13G/A

CUSIP No. 16942N106                                               PAGE 9 OF 9


                                    EXHIBIT 1
                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 16, 2010                  Polar Securities Inc.

                                           /s/ Paul Sabourin
                                           -----------------
                                           Paul Sabourin
                                           Chief Investment Officer

                                           North Pole Capital Master Fund
                                           By:  Polar Securities Inc.

                                           /s/ Paul Sabourin
                                           ------------------
                                           Paul Sabourin
                                           Chief Investment Officer